SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 SOFTECH, INC.
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1.  Title of each class of securities to which transaction applies:
2.  Aggregate number of securities to which transaction applies:
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
4.  Proposed maximum aggregate value of transaction:
5.  Total fee paid:

Fee paid previously with preliminary materials.



|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1. Amount previously paid:
    2. Form, Schedule or Registration No.
    3. Filing party:
    4. Date Filed:

                                  SOFTECH, INC.
                           3260 Eagle Park Drive, N.E.
                          Grand Rapids, Michigan 49525
                              --------------------

                            NOTICE OF ANNUAL MEETING
                           To be held December 4, 1997
                              --------------------

To the Stockholders of
SOFTECH, INC.
                                                                November 6, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of SofTech, Inc. (the "Company") will be held at The Crowne Plaza Hotel, Salon B, 5700 - 28th Street, Grand Rapids, Michigan 49546, on Thursday, December 4, 1997, at 3:00 p.m. for the following purposes:

     1. To elect two Class II Directors to hold office until the Annual Meeting of Stockholders in 2000;

     2. To consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.

                                           By Order of the Board of Directors



                                           Joseph P. Mullaney, Clerk







WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held December 4, 1997
                               -------------------

                                  SOFTECH, INC.
                           3260 Eagle Park Drive, N.E.
                          Grand Rapids, Michigan 49525
                            ------------------------

                                                                November 6, 1997


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SofTech, Inc., a Massachusetts corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Crowne Plaza, Salon B, 5700 - 28th Street, Grand Rapids, Michigan 49546 on Thursday, December 4, 1997, at 3:00 p.m. and at any adjournment thereof. This Proxy Statement and enclosed form of proxy are first being sent or given to stockholders on or about November 6, 1997.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on October 23, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were outstanding 5,235,276 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), and the holders thereof will be entitled to one vote for each share held by them.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR the nominees in proposal 1. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Clerk of the Company.

     A proxy may confer discretionary authority to vote with respect to any matter which management does not know, a reasonable time before the date hereof, is to be presented at the Annual Meeting. At the date hereof the management of the Company has no knowledge of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or on the related Proxy Card. If any other matter is properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with the discretion of the proxy holders.

     The presence, in person or by proxy of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of plurality of the shares of Common Stock present or presented at the Annual Meeting is required for the election of directors. Abstentions and broker non-votes are each included in the number of shares present at the Annual Meeting for purposes of establishing a quorum. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     The Company's Annual Report on Form 10-K, including the Company's financial statements for the fiscal year ended May 31, 1997, is enclosed.

                     1. NOMINATION AND ELECTION OF DIRECTORS

     The Company's Articles of Organization provide that the Board of Directors will be divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of the Directors of each class expires at the Annual Meeting of Stockholders three years subsequent to their election. Directors of only one class are elected at each Annual Meeting of Stockholders.

     The Company's Board of Directors has nominated Ronald Elenbaas and Kenneth Ledeen for election as Directors at the Annual Meeting. The persons named in the enclosed proxy intend to vote to elect each such Nominee as a Director unless otherwise instructed. Each of the Class II Nominees is to be elected to hold office until the Annual Meeting of Stockholders in 2000 or until his or her successor is chosen and qualified. Each of the Class I Directors was elected to hold office until the Annual Meeting of Stockholders in 1999 or until his or her successor is chosen and qualified. Each of the Class III Directors was appointed by the Company's Board of Directors to hold office until the Annual Meeting of Stockholders in 1998 or until his or her successor is chosen and qualified. Information regarding the nominees and incumbent Directors of the Company is set forth below.

Class II Nominees for Election as Director

     Ronald Elenbaas, 44, term expires in 2000; Mr. Elenbaas is President of Stryker Surgical Group, a division of Stryker Corporation. He has been employed by Stryker Corporation in various positions since 1975 and was promoted to his present position in 1986. Mr. Elenbaas also serves on the Board of the American Red Cross (Kalamazoo and Cass County). Mr. Elenbaas was appointed as a Director of the Company in September 1996.

     Kenneth Ledeen, 51, term expires in 2000; Mr. Ledeen is a consultant with Covington Associates, a Massachusetts based investment advisor. From 1986 to 1993, Mr. Ledeen was President of Sigma Design, a company that developed CAD/CAM software products, and from 1980 to 1986 he served as Vice President at Computervision Corporation. Mr. Ledeen was appointed as Director of the Company in September 1996.

     The Company believes that the above-named nominees for Director will be able to serve. If any nominee should be unable to serve, the individuals named in the enclosed proxy may vote for a substitute nominee designated by the Board of Directors at the time, or the size of the Board will be reduced. The Company currently knows of no reason why any nominee will be unable to serve.

     The Board of Directors recommends a vote "FOR" the election of these nominees.

Incumbent Directors

Class I

     Timothy L. Tyler, 44, term expires in 1999; Mr. Tyler has served since 1995 as President of Borroughs Corporation, a privately held, Michigan-based business that designs, manufactures and markets industrial and library shelving units, metal office furniture and check out stands primarily in the United States. Prior to 1995, Mr. Tyler served as General Manager of Tyler Supply Company from 1979 to 1995. Mr. Tyler was appointed as a Director of the Company in September 1996.

     Mark R. Sweetland, 48, term expires in 1999; Mr. Sweetland has served as President and Chief Executive Officer of the Company since September 1996. Mr. Sweetland served as Vice President of the Company from March 1994 until September 1996. Since March 1992 Mr. Sweetland has served the Company as President of Information Decisions, Inc. ("IDI"), a wholly owned subsidiary of the Company. Mr. Sweetland has been employed by IDI since 1980 in various account representative and management roles. Mr. Sweetland was appointed as a Director of the Company in September 1996.

Class III

     William Johnston, 50, term expires in 1998; Mr. Johnston has served since 1991 as President of Green Leaf Asset Management, a Michigan-based investment advisory and venture capital firm. Mr. Johnston was appointed as a Director of the Company in September 1996.

     Timothy Weatherford, 33, term expires in 1998; Mr. Weatherford has served as Vice President of the Company since September 1996. Mr. Weatherford served as Branch Manager of the Indiana office of the Company's Computer Aided Design ("CAD") Division from his hiring in April, 1990 until September 1996. Prior to joining the Company, Mr. Weatherford was employed by CAD/CAM Engineering from 1987 to 1990 in various capacities and by General Motors from 1982 to 1987 in various capacities. Mr. Weatherford was appointed as a Director of the Company in September 1996.

     As was previously announced in the Company's 1996 Form 10-K, upon the completion of the cash distribution of $1.50 per share at the end of December 1996 and the distribution of the Data Systems shares on June 6, 1997, Messrs. Glen Strehle and Joseph McNay resigned from the SofTech Board of Directors as of June 23, 1997. Messrs. Strehle and McNay have agreed to be available upon request to consult with the SofTech Board through June 30, 1998. In addition, Mr. Norman Rasmussen resigned from the SofTech Board of Directors as of October 1, 1997. Mr. Rasmussen's term was due to expire at the 1997 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     Information concerning beneficial ownership of the Company's Common Stock, as of October 15, 1997, for (i) each person named in the "Summary Compensation Table" below as an executive officer of the Company during the fiscal year ended May 31, 1997, (ii) each Director of the Company and (iii) all Directors and executive officers of the Company as a group is set forth below.

                                                                 Percentage of
                                        Shares of Common      Outstanding Common
                                       Stock Beneficially     Stock Beneficially
                                           Owned as of            Owned as of
Name of Beneficial Owner               October 15, 1997(1)   October 15, 1997(2)
--------------------------------------------------------------------------------
Mark R. Sweetland                         304,018(4)                      5.65%
Norman L. Rasmussen(3)                    119,358                         2.22%
Timothy J. Weatherford                    228,533(4)                      4.24%
Joseph P. Mullaney                        121,427(4)                      2.25%
Timothy L. Tyler                               --                        --
William Johnston                           85,000                         1.58%
Ronald Elenbaas                                --                        --
Kenneth Ledeen                                 --                        --
All Directors and executive
officers as a group (7 persons)           738,978(5)                     14.12%

----------

(1) Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2) There were 5,235,276 shares outstanding on October 15, 1997. In addition, 150,000 shares issuable upon exercise of stock options held by certain Directors and executive officers of the Company are deemed to be outstanding as of October 15, 1997 for purposes of certain calculations in this table. See notes 4 and 5 below.

(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996 and as Director on October 1, 1997.

(4) Includes shares issuable under stock options within 60 days of October 15, 1997 as follows: Mr. Sweetland - 43,000 shares; Mr. Mullaney - 105,000 shares; Mr. Weatherford - 2,000 shares.

(5) Includes 150,000 shares issuable upon exercise of stock options within 60 days of October 15, 1997 held by all Directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended May 31, 1997, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them, except that: (i) Mr. Rasmussen inadvertently failed to report the sale of 27,000 shares in

April, 1997; (ii) Mr. Weatherford inadvertently failed to report the purchase of 5,000 shares in December 1996.

Board of Directors and Committee Meetings

     During the fiscal year ended May 31, 1997, the Board of Directors of the Company held six meetings, and the Audit Committee one meeting. The Compensation Committee did not meet during fiscal 1997. Each Director attended more than 75% of the aggregate number of Board meetings and meetings of committees held on which the Director served except for Mr. McNay who attended 33% of the Board meetings and did not attend the Audit Committee Meeting.

     Messrs. Elenbaas, Johnston, Ledeen, Sweetland, Tyler and Weatherford currently constitute the Audit Committee of the Board of Directors. The Audit Committee recommends the engagement of the Company's independent accountants. In addition, the Audit Committee reviews comments made by the independent accountants with respect to internal controls and considers any corrective action to be taken by management; reviews internal accounting procedures and controls within the Company's financial and accounting staff; and reviews the need for any non-audit services to be provided by the independent accountants.

     Messrs. Elenbaas, Johnston, Ledeen, Sweetland, Tyler and Weatherford currently constitute the Compensation Committee of the Board of Directors. The Compensation Committee recommends salaries and bonuses for officers and general managers and establishes general policies and procedures for salary and performance reviews and the granting of bonuses to other employees. It also administers the Company's 1994 Stock Option Plan (the "Plan") and the SofTech Employee Stock Purchase Plan.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     For the 1997 fiscal year, fees were paid to non-employee Directors at a rate of $3,000 per year plus $2,500 for each Board and committee meeting attended. Effective April 17, 1997, non-employee Directors will receive options in lieu of cash remuneration for their services. Employee Directors are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof.

     Pursuant to the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), non-employee Directors may be granted non-qualified options to purchase shares of Common Stock of the Company. Stock options typically terminate upon a Director leaving his or her position for any reason other than death or disability. No option may be exercised after the expiration of ten years from its date of grant. Upon approval of the Plan amendment on April 17, 1997, all non-employee Directors received 10,000 options and will receive 3,000 options on the anniversary date of the initial award for as long as the Director serves as a Director of the Company. During the fiscal year ended May 31, 1997, there were 76,000 options granted to non-employee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the President and Chief Executive Officer of the Company and each of the Company's three other most highly compensated executive officers (the "Named Executive Officers") in the 1997 fiscal year for services in all capacities to the Company.

                                                                                                                 Long Term
                                                           Annual Compensation                              Compensation Awards
                                                                                                           Securities
                                                                                                              Under-      All Other
                                                                                       Other Annual           lying        Compen-
          Name and                         Fiscal      Salary ($)         Bonus        Compensation          Options       sation
     Principal Position                     Year          (1)              ($)              ($)                (#)         ($)(2)
------------------------------------------------------------------------------------------------------------------------------------
Norman L. Rasmussen (3)                      1997       134,820(4)          --               --                --         229,215(5)
    Former President and                     1996       207,800(4)          --               --                --         230,375(5)
    Chief Executive Officer                  1995       198,282(4)          --               --                --         229,052(5)

Mark R. Sweetland (6)                        1997       156,000           25,000             --                --         379,993(8)
    President and                            1996       156,000             --               --                --           3,120
    Chief Executive Officer                  1995       150,000           37,500(7)          --                --           4,620

Joseph P. Mullaney                           1997       125,000          233,125             --             150,000         4,582
    Vice President and                       1996       125,000             --               --                --           1,667
    Chief Financial Officer                  1995       125,000             --               --                --           2,290

Timothy J. Weatherford(9)                    1997        81,667           37,500           83,329(10)          --         378,531(8)
    Executive Vice                           1996        30,000             --               --                --           3,000
    President, Sales                         1995        30,000             --               --                --           3,000

(1) Includes amounts deferred by Messrs. Rasmussen, Sweetland, Mullaney and Weatherford under the Company's 401(k) plan.
(2) Amounts listed in this column includes the Company's contributions to each of the Named Executive's accounts under the Company's 401(k) plan and other compensation as noted.
(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.
(4) Includes an automobile allowance of $650 a month.
(5) Includes $226,215 paid in each fiscal year 1995, 1996 and 1997 as deferred compensation in accordance with his Employment Agreement for the purpose of purchasing an annuity contract.
(6) Mr. Sweetland was appointed as Director, President and Chief Executive Officer in September 1996. Prior to September 1996, Mr. Sweetland served as Vice President of the Company.
(7) Amount paid as an advance against salary to be paid in fiscal 1996, which was subsequently forgiven.

(8) Represents the value at May 31, 1997 of 204,750 shares of the Company's Common Stock awarded to each of Messrs. Sweetland and Weatherford on April 17, 1997. See discussion of Employment Contracts below.
(9) Mr. Weatherford was appointed as Director, Executive Vice President, Sales, in September 1996. Prior to September 1996, Mr. Weatherford served as Branch Manager of the Company's Indianapolis sales office.
(10) Represents sales commissions paid under Branch Manager Sales Compensation Plan.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table summarizes the stock options that were granted to the Named Executive Officers of the Company during fiscal year 1997. No stock appreciation rights ("SARs") have been granted.

                                                                                         Potential Realizable Value at
                                                                                          Assumed Annual Rates of Stock
                                                                                          Price Appreciation for Option
                                                                                          -----------------------------
                                                                                                    Term
                                                                                                    ----
                                                                 Exercise
                             Options     % of Total Options       Price
Name                         Granted     Granted in Fiscal Year  ($/sh)*e        Date           5%($)           10%($)
----------------------------------------------------------------------------------------------------------------------
Joseph P. Mullaney            52,000          10.3%               1.065        2/26/07          15,300          33,810
                              98,000          19.4%               1.878        4/17/07          50,848         112,361
Norman Rasmussen              10,000           2.0%               1.878        4/17/07           5,188          11,465

* Exercise price adjusted downward by $1.06 for distribution of DSN shares on May 23, 1997.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND OPTION VALUE AT MAY 31, 1997.

     The following table sets forth the shares acquired and the value realized upon exercise of stock options during the 1997 fiscal year by the President and Chief Executive Officer and each Named Executive and certain information concerning the number and value of unexercised options.

                                                                                                               Value of Unexercised
                                                                                Number of Unexercised          In-the-Money Option
                                                            Realized           Options at May 31, 1997          at May 31, 1997($)
Name                                    Exercise             ($)(1)           Exercisable/Unexercisable    Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Norman L. Rasmussen (3)                 76,000              $142,880                 --/10,000                     $ --/13,100
Mark R. Sweetland (4)                     --                    --                 42,000/1,000                   118,115/3,178
Timothy J. Weatherford (5)                --                    --                  2,000/500                         --/--
Joseph P. Mullaney                        --                    --                 105,000/75,000                 154,851/98,213

(1)  Market value on exercise date less the exercise price.
(2) Market value of underlying securities at May 31, 1997 based on a per share market value of $3.1875 less the aggregate exercise price.
(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.
(4) Mr. Sweetland was appointed Director, President and Chief Executive Officer in September 1996. Prior to September 1996 he served as a Vice President of the Company.

(5) Mr. Weatherford was appointed Director, Executive Vice President, Sales in September 1996. Prior to September 1996, he served as Branch Manager of the Company's Indianapolis Branch Office.

EMPLOYMENT CONTRACTS

     As disclosed in the Company's 1994 Proxy Statement, the Company and Mr. Rasmussen were parties to an Employment Agreement dated as of January 1, 1994 (the "Employment Agreement") which provided for the employment of Mr. Rasmussen by the Company through December 31, 1996. Pursuant to the Employment Agreement, Mr. Rasmussen was entitled to (i) a base salary ($200,000 in fiscal 1997) which was subject to increase annually by the Board of Directors, (ii) an annual bonus as a percentage of his base salary based on his success and contribution in achieving goals specified by the Board of Directors with respect to the pre-tax earnings per share of the Company assuming certain revenue targets were met or exceeded (the "Executive Incentive Plan"), (iii) an automobile allowance in the amount of $650 per month (iv) such other incentive compensation, employee benefits and perquisites consistent with the Company's employee benefit plans, policies and arrangements in effect from time to time, and (v) deferred compensation in the form of options to purchase 100,000 shares of the Company's Common Stock, subject to vesting.

     If the Company reached pre-established revenue targets and pre-tax earnings per share goals, Mr. Rasmussen's annual bonus would be 40% of his base salary. For each percentage increase in pre-tax earnings per share in excess of such pre-tax earnings per share goals Mr. Rasmussen received an increased bonus based on a pro rata percentage of his base salary. No bonus was to be paid if the Company failed to reach either 100% of the pre-established revenue target or 75% of the pre-tax earnings per share goals.

     Pursuant to the terms of the Employment Agreement, the Company established a deferred compensation plan for Mr. Rasmussen's retirement. On December 16, 1994, the Employment Agreement was amended to provide payments by the Company to Mr. Rasmussen in the amount of $226,215 on each of December 31, 1994, December 31, 1995 and December 31, 1996, provided that Mr. Rasmussen was employed by the Company on those respective dates. The net amount of such bonus, after taxes, was to be applied to the purchase of variable annuity contracts with distributions beginning on or after January 1, 1999. Upon the sale of the Network Systems Group, Mr. Rasmussen retired as President and Chief Executive Officer. With his retirement in September 1996, he was paid his remaining base salary through December 31, 1996 and the final annual payment under the deferred compensation plan of $226,215.

     In July, 1995, in connection with the proposed sale of all or part of the Company's business, which ultimately resulted in the sale of the Network Systems Group, the Board of Directors established incentive plans for certain key managers in order to retain their services at least through the consummation of any sale (the "Retention Agreements") that provided for certain bonuses to managers who remained employed by the Company through the date of the closing of any such sale. Each of Messrs. Sweetland, Mullaney and Weatherford were parties to Retention Agreements. Such Retention Agreements provided that, upon a sale of the Company or a specified portion thereof, each of Messrs. Sweetland, Mullaney and Weatherford would receive an amount in cash equal to the product of (i) the difference between (X) the sale price per share, subject to a minimum bonus based on an assumed sale price per share price of $7.00 and (Y) a fixed base price of $4.625 per share, and (ii) a multiple specified in the plan. In addition, Mr. Sweetland and Mr. Mullaney's Retention Agreements provided that, in the event of such a sale, if no employment arrangement for such executives could be made with the buyer, each would be entitled to receive his base salary for a period after the closing of such sale, which period was six months in the case of Mr. Sweetland and nine months in the case of Mr. Mullaney.

     At the time, Mr. Sweetland was the President of Information Decisions, Inc., a wholly owned subsidiary of the Company, and in that capacity was responsible for the Company's Network Systems Group and the CAD Division. Mr. Weatherford managed the Company's largest CAD office, which was responsible for 40% of the CAD Division's revenue. Pursuant to the incentive plan, Mr. Sweetland was to be awarded a cash bonus of no less than $178,125 upon the sale of the Network Systems Group, plus a six month severance package if he chose not to work for the buyer. Mr. Weatherford was also provided with a plan that would provide him with a $59,375 cash bonus upon the sale of the business. Immediately prior to the sale, it was proposed that Messrs. Sweetland and Weatherford forego all cash bonuses under the incentive plan and to remain with the Company and implement their strategy for growing the CAD Division in exchange for the issuance of 204,750 shares of Company Common Stock to each of Messrs. Sweetland and Weatherford following the distribution of the proceeds of the sale of the Network System Group.

     In September 1996, upon the sale of the Network Systems Group, Mr. Mullaney received a bonus under the Retention Agreements of $178,125. The Board of Directors entered into new plans with Messrs. Sweetland and Weatherford pursuant to which each were to be issued shares in lieu of any amounts due under the Retention Agreements. Messrs. Sweetland and Mr. Weatherford were each issued 204,750 shares of the Common Stock of the Company. These shares were issued upon receipt of shareholder approval on April 17, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Rasmussen, the former President, Chief Executive Officer and Director of the Company, and Mr. Strehle, Vice President for Finance and Treasurer of MIT and a former Director of the Company, served as members of the Compensation Committee of the Company's Board of Directors during the fiscal year ended May 31, 1997. Mr. Rasmussen participated in the deliberations concerning compensation of all executive officers other than himself.

Report of the Board Compensation Committee on Executive Compensation

     General. The Compensation Committee of the Board of Directors (the "Committee") is currently composed of Messrs. Elenbaas, Johnston, Ledeen, Sweetland, Tyler and Weatherford and meets or takes action as many times during a year as is deemed necessary. Messrs. Rasmussen and Strehle were the only members of the Compensation Committee for the fiscal year 1997. The Committee's responsibilities include making recommendations to the Board for officers and general managers on the key components of the Company's executive compensation program, base salary, annual incentive awards, long-term incentives in the form of stock options, and other benefits typically offered to executives by comparable corporations.

     Compensation Philosophy. The Company's compensation program has been designed to:

          o Support a pay for performance policy that differentiates in compensation amounts based on Company and individual performance;

          o Provide compensation opportunities that are comparable to those offered by other leading companies, thus allowing the Company to retain and compete for fully qualified executives who are in the very competitive high technology and professional services marketplace; and

          o Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock of the Company.

     Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with their level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the Company and the individual.

     Base Salaries. Base salary levels for the President and CEO, other officers, and general managers are reviewed annually by the Committee. Certain of the named officers and general managers were granted base salary increases effective during the year based upon a number of factors, including individual performance, and contributions towards the growth of the Company.

     Annual Cash Incentives. All officers and general managers participate in an Executive Incentive Plan, which compensates these individuals in the form of cash bonuses. Awards under this plan are based on (1) the attainment of specific Company and/or business unit performance measures established by the Compensation Committee at the beginning of the fiscal year, and (2) a qualitative component based on the attainment of specific goals or objectives also established at the beginning of the fiscal year. For the fiscal year ended May 31, 1997, the Company paid a total of $87,500 to those employees participating in the Executive Incentive Plan.

     Cash Incentive Related to the Sale of the Business. In connection with the Company's decision in July 1995 to seek alternative strategies aimed at enhancing shareholder value including, but not limited to, the sale of all or part of the business, the Company entered into the Retention Agreements with several key employees that were deemed to be instrumental in completing this objective (See "Employment Contracts" above).

     Upon completion of the sale of the Network Systems Group in September 1996 and the isolation of the CAD Division as the sole operating unit within SofTech, the Company paid a total of $822,216 related to these Retention Agreements. In addition, the Board of Director's entered into an agreement with Messrs. Sweetland and Weatherford whereby certain cash bonuses due them from the sale were to be paid instead in the form of the issuance of a total of 409,500 shares of Common Stock of the Company, which was approved by the shareholders in April 1997.

     Long Term Incentives. 1994 Stock Option Plan. The Company's 1994 Stock Option Plan is designed to align a portion of the executive compensation program with stockholder interests. The 1994 Stock Option Plan provides for the grant of options to employees, directors, officers and consultants to purchase up to 1,000,000 shares of Common Stock of the Company. The 1994 Stock Option Plan was adopted at the Annual Meeting of Stockholders on November 1, 1994.

     The Committee believes that stock options provide greater incentives to executives to improve the performance of the Company and thereby increase the value of its stock. It is only by increasing the Company's stock price that executives are able to realize the economic value of stock options. The Committee believes that this more closely aligns the interests of the Company's officers with those of the Company's stockholders.

     The Committee administers the Plan and determines which officers will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. When recommending option awards, the following guidelines were used: (i) the individual's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long term strategic performance goals, (iii) the employee's ability to impact corporate and/or business unit results; and (iv) the employee's current incentive to maximize operating results based on stock ownership and option awards.

     During the fiscal year ended May 31, 1997, 150,000 stock options were granted to Mr. Mullaney which vest in two equal increments, 50% upon award and 50% on the first anniversary.

     CEO Compensation. As described above under the heading "Employment Contracts", Mr. Rasmussen's compensation was governed by an Employment Agreement dated January 1, 1994, as amended on December 16, 1994, and which expired on December 31, 1996.

     During the 1997 fiscal year, pursuant to the terms of his Employment Agreement, Mr. Rasmussen received (i) a base salary of $200,000 and monthly automobile allowance of $650, and (ii) a payment of $226,215 representing deferred compensation for his retirement which Mr. Rasmussen must use for the purpose of purchasing an annuity contract and (iii) $3,000 of employer contribution through the Company's 401-K Plan.

     With Mr. Rasmussen's departure in September 1996 upon the sale of the Network Systems Group and in accordance with his Employment Agreement, he was paid his remaining base salary through December 31, 1996 and the last of three annual payments of $226,215 representing deferred compensation for his retirement.


                                            The Compensation Committee of the
                                            Board of Directors


                                            Glenn P. Strehle
                                            Norman L. Rasmussen

                             PERFORMANCE COMPARISON

     With the sale of the Network Systems Group in September 1996, the peer group from the Company's 1996 Proxy Statement is no longer representative. Peer Group A is composed of Dataflex Corporation and Inacom. Ameridata Technologies, Inc. is no longer included in Peer Group A as it was acquired by another entity. Peer Group A is shown for transition purposes only.

The following graph illustrates the return that would have been realized over the past five fiscal years of the Company (assuming reinvestment of dividends) by an investor who invested on May 31, 1992 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market--US Index, (iii) The NASDAQ Computer & Data Processing Index; and (iv) a peer group. The peer group is composed of Dataflex Corporation and Inacom ("Peer Group A"). AmeriData Technologies, Inc. is no longer included in Peer Group A as it was acquired by other entity. The historical information set forth below is not necessarily indicative of future performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG SOFTECH, INC., THE NASDAQ STOCK MARKET-US INDEX, THE NASDAQ COMPUTER & DATA PROCESSING INDEX, AND A PEER GROUP

                                                      NASDAQ
                                                     Computer &
                                  NASDAQ Stock          Data
                SofTech, Inc.      Market - US       Processing       Peer Group

May - 92           100                100                100                100
May - 93           153                120                117                144
May - 94           331                127                124                116
May - 95           206                151                171                 98
May - 96           150                219                261                171
May - 97           245                247                311                234

* $100 INVESTED ON 5/31/92 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     During the fiscal year ended May 31, 1997, the Company engaged Coopers & Lybrand for the purpose of performing audit services. For this purpose, "audit services" include: examination of annual fiscal statements; review and consultation in connection with filings of annual reports and registration statements with the SEC; consultation on accounting matters; preparation of reports to management covering recommendations on accounting, internal control and similar matters; meetings with the Audit Committee; and audits of employee benefit plans. This firm has acted as independent accountants for the Company since 1975. A representative of Coopers & Lybrand will not be present at the Annual Meeting.

     Due to the relocation of the Company's corporate headquarters from Massachusetts to Michigan, the Board of Directors is reviewing its relationship with Coopers & Lybrand and evaluating alternative independent accountants. No decision has been made at this time.


Solicitation of Proxies

     The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, in person or by telephone. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company may retain a proxy solicitor to aid in the solicitation of proxies.

Submission of Proposals for the 1998 Annual Meeting

     In order for any stockholder proposal to be considered for inclusion in the Board of Directors' proxy statement for the Company's 1998 Annual Meeting, it must be received by the Clerk of the Company at the principal executive offices of the Company, 3260 Eagle Park Drive, N.E., Grand Rapids, Michigan 49525 on or before June 2, 1998. Such a proposal must comply with the requirements as to form and substance established by the Company's By-Laws and applicable laws and regulations in order to be included in the proxy statement.

          REGARDLESS  OF THE NUMBER OF SHARES YOU OWN,  YOUR
          VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE,
          DATE,  SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY
          CARD TODAY.

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-------------
SOFTECH, INC.
-------------


1. The proposal to elect the following nominees as Directors as set forth in the Proxy Statement for the term indicated therein.

                    Ronald Elenbaas
                    Kenneth Ledeen

            For All Nominees |_|      Withhold |_|       For All Except |_|


RECORD DATE SHARES:



NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

Please be sure to sign and date this Proxy      Date ____________________


Stockholder sign here___________________ Co-owner sign here ____________________

Mark box at right if an address change or comment has been noted on the reverse side of this card. |_|



--------------------------------------------------------------------------------
DETACH CARD                                                          DETACH CARD



                                 SOFTECH, INC.



Dear Stockholder,


Please take note of the important information enclosed with this Proxy Ballot.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, December 4, 1997.

Thank you in advance for your prompt consideration of these matters.



Sincerely,



SofTech, Inc.

                                  SOFTECH, INC.



         Proxy for the Annual Meeting of Stockholders, December 4, 1997
          This Proxy is Solicited on Behalf of the Board of Directors



The undersigned hereby appoints Mark R. Sweetland and Joseph P. Mullaney, and each of them, proxies with power of substitution to vote for and on behalf of the undersigned all shares of capital stock of SofTech, Inc. registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at Salon B, The Crowne Plaza, 5700 - 28th Street, Grand Rapids, Michigan on Thursday, December 4, 1997 at 3:00 p.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and a copy of the Annual Report for the fiscal year ended May 31, 1997.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the proxy will be voted for the nominees listed in proposal 1.


--------------------------------------------------------------------------------
                      PLEASE VOTE, DATE AND SIGN ON REVERSE
                  AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?


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